OPERATING AGREEMENT OF
SILC HOLDINGS LLC

          THIS OPERATING AGREEMENT is entered into and is effective as of May l, 2014, by and between SILC HOLDINGS LLC (the "Company") and ERNEST C. AULLS III, NATHAN H. TROMBETTI, THOMAS B. BALL, III and JOSEPH E. MUEHL (hereinafter referred to individually as "Member" or collectively as "Members").

          WHEREAS, the Members have caused Articles of Organization to be filed with the Florida Secretary of State's office forming a Florida limited liability company under the name SILC HOLDINGS LLC, effective April 9, 2014;

          WHEREAS, in the event additional Members are admitted, this Operating Agreement will be applicable to all Members;

          NOW, THEREFORE, in consideration of the MUTUAL covenants and promises set forth herein, the parties hereby agree as follows:

ARTICLE I
Definitions

The following terms used in these Regulations shall have the following meanings (unless otherwise provided herein):

               a. "Articles of Organization" shall mean the Articles of Organization of Company as amended and in force from time to time.

               b. "Capital Account" as of any given date shall mean the amount calculated and maintained by the Company for each Member as provided in Article VIII hereof.

               c. "Capital Contribution" shall mean any contribution to the capital of the Company by a Member in cash, property or stock whenever made. "Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement.

               d. "Capital Interest" shall mean the proportion that a Member's Positive Capital Account bears to the aggregate positive Capital Accounts of all Members whose Capital Accounts have positive balances as may be adjusted from time to time.

               e. "Company" shall refer to SILC HOLDINGS LLC, a Florida Limited Liability Company.

               f. "Deficit Capital Account" shall mean with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

                    i. Credit to such Capital Account any amount which such Member is obligated to restore under Treas. Reg. Section l, 704-1 (b )(2)(ii)( c ), as well as any addition thereto pursuant to the next to last sentence of Treas. Reg. Sections l.704-2(g)(!) and (1)(5), after taking into account thereunder any changes during such year in partnership minimum gain (as determined in accordance with Treas. Reg. Section l ,704(2)(d) and in the minimum gain attributable to any partner nonrecourse debt (as determined under Treas. Reg. Section l, 704-2(1)(3); and

                    ii. Debit to such Capital Account the items described in Treas. Reg. Sections l.704- l(b)(2)(ii)(d)(4), (5) and (6).

                    iii. This definition of Deficit Capital Account is intended to comply with the provision of Treas. Reg. Sections 1. 704-1 (b )(2)(ii)( d) and I. 704-2, and will be interpreted consistently with those provisions.

               g. "Distribution Cash" shall mean all cash, revenues, and funds received by the Company from Company operations, less the sum of the following to the extent paid or set aside by the Company:

                    i.  All principal and interest payments on indebtedness of the Company and all other sums paid to lenders;

                    ii. All cash expenditures incurred incident to the normal operation of the Company's business;

                    iii.  Such Reserves as the Managers deem reasonably necessary to the proper operation of the Company's business.

               h. "Economic Interest" shall mean a Member's or Economic Interest Owner's share of the Company's Net Profits, Net Losses, and distributions of the Company's assets pursuant to, this Operating Agreement and the Florida Act, but shall not include any right to participate in the management or affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision of the Members or Managers.

               i. "Economic Interest Owner" shall mean the owner of an Economic Interest but who shall not be a Member.

               j. "Entity" shall mean any corporation, limited liability company, partnership, limited partnership or other entity.

               k."Fiscal Year" shall mean the Company's fiscal year, which shall be the calendar year.

               I.  "IRC" shall mean the Internal Revenue Code of 1986 or corresponding provisions of subsequent superseding federal revenue laws.

               m.  "Gifting Member" shall mean any Member or Economic Interest Owner who gifts, bequeaths, or otherwise transfers for no consideration (by operation of law or otherwise, except for bankruptcy) all or any part of its Membership Interest or Economic Interest.

               n.  "Majority Interest" or "Majority Capital Interest" shall mean the interests of three or more of the Members which taken together equal or exceed Eighty Two and 1/2 percent (82.5%) of the aggregate of all Capital Interests.

               o.  "Manager" shall mean one or more managers, the exact number to be determined as set forth in this Operating Agreement whose rights, powers and duties are specified in Article V hereof.

               p.  "Member" shall mean each Person that is identified as an initial Member in Article IV hereof who executes this Operating Agreement as a Member and each Person who may hereafter become Members. To the extent a Manager has purchased Membership Interests in the Company, the Manager will have the rights of a Member with respect to such Membership Interests, and the term "Member" as used in this Operating Agreement shall include a Manager to the extent Manager has purchased such Membership Interests in the Company. If a Person is a Member immediately before the purchase or other acquisition by such Person of an Economic Interest, that Person shall have all the rights of a Member with respect to the purchased or otherwise acquired Membership Interest or Economic Interest, as the case may be.

               q.  "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement and the Florida Act.

               r.  "Net Profits" and "Net Losses" shall mean the income, gain, loss, deductions, and credits of the Company in the aggregate or separately stated, as appropriate, determined in accordance with the accounting principles employed under the method of accounting at the close of each fiscal year on the Company's information tax return filed for federal income tax purposes.

               s.  "Operating Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time.

               t. "Person(s)" shall mean any natural person or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of the "Person" where the context so permits.

               u. "Reserves" shall mean, for any fiscal period, funds set aside or amounts allocated during such period to reserves that shall be maintained in amounts deemed sufficient by the Managers for working capital and to pay taxes, insurance, debt service, or other costs or expenses incident to the ownership or operation of the Company's business.

               v. "Transferring Member" shall mean any Member or Economic Interest Owner which sells, assigns, pledges, gifts, or otherwise transfers, regardless of consideration, all or any portion of its Membership Interest or Economic Interest.

               w.  "Florida Act" shall mean the Florida Revised Limited Company Act, F.S. Chapter 605, et seq.

               x.  "Treasury Regulations" shall include proposed, temporary, and final regulations promulgated under the IRC in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede those regulations.

ARTICLE II
Organization

          2.01 Formation. The Members have organized the Company pursuant to the provisions of Chapter 605, Florida Statutes under the name "SILC HOLDINGS LLC." The Company hereby forever indemnifies said organizer for such action and ratifies and confirms all activity.

          2.02 Name. The name of the Company is SILC HOLDINGS LLC, a Florida Limited Liability Company.

          2.03 Principal Place of Business.  The principal office of the Company shall be 3840 Saint John's Parkway, Sanford, Florida 32771 or at such other place in the State of Florida as may be designated by the Members.

          2.04 Registered Office and Registration Agent.  The Company’s initial registered office shall be at the office of its registered agent at Richards Law Firm, P.A., L. Hope Richards, 151 Southhall Lane, Suite 230, Maitland, Florida 32751 and the name of its initial registered agent at such address shall be Richards Law Firm, P.A. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Florida Secretary of State pursuant to the Florida Act.

          2.05. Term. The term of the Company shall be perpetual from the subscription and acknowledgment date of the Articles of Organization, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Florida Act.

ARTICLE III
Purpose and Powers

          3.01 General Purpose. The general purpose of the Company shall be to engage in any activity or business permitted under the laws of the United States and the State of Florida.

          3.02 Specific Purpose. The Members formed the Company for the purpose of acting as a holding company for a universal, integrated residential real estate lending and brokerage business.

          3.03 Powers. The Company shall have all powers and rights of a limited liability company organized under the Florida Act, to the extent such powers and rights arc not prescribed by the Articles of Organization.

          3.04 Legal Title. The legal title to all real or personal property or interests therein now or later acquired by the Company shall be owned, held, and operated in the name of the Company, and no Member, individually, shall have any ownership of such property.

          3.05 Separate Entity. In order to preserve and ensure its separate and distinct identity, the Company at all times in conducting its affairs, shall:

               a.  maintain its books and records separate from any other person or entity;

               b.  maintain its bank accounts separate from any other person or entity;

               c.  not commingle its assets with those of any other person or entity and hold all of its assets in its own name;

               d.  conduct its own business in its own name;

               e.  maintain separate financial statements showing its assets and liabilities separate and apart from those of any other person or entity and not have its assets listed on the financial statement of any other entity;

              f.  file its tax returns separate from those of any other entity and shall file a consolidated tax return with any other entity;

               g.  pay its own liabilities and expenses only out of its own funds;

               h.  observe all Florida limited liability company and other organizational formalities;

               i. maintain an arm's length relationship with its affiliates and enter into transactions with affiliates only on a commercially reasonable basis;

               j.  pay salaries of its own employees (if any) from its own funds;

               k.  maintain a sufficient number of employees (if any) in light of its contemplated business operations;

               l. not guarantee or become obligated for the debts of any other person or entity;

               m.  not hold out its credit as being available to satisfy the obligations of any other person or entity;

               n.  not acquire the obligations or securities of its affiliates or owners, including partners, Member(s) or shareholders, as appropriate.

               o. allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of affiliate;

               p.  use separate stationery, invoices, and checks bearing its own name;

               q.  hold itself out as a separate entity;

               r.  correct any known misunderstanding regarding its separate entity;

               s.  not identify itself as a division of any other person or entity; and

               t.  maintain adequate capital in light of its contemplated business operations.

ARTICLE IV
Initial Members and Membership Units

Name                                                     Membership Interest

Ernest C. Aulls, III                                32.5% (325 Units)

Nathan H. Trombetti                          32.5% (325 Units)

Thomas B. Ball, III                               17.5% (175 Units)

Joseph E. Muehl                                  17.5% (175 Units)

          4.02 Membership Units. The Members' interest in the capital of the Company is represented by membership units ("Membership Units"). There shall initially be One Thousand Membership Units authorized. Each Membership Unit shall represent an interest in the capital of the Company and shall be identical in all respects with every other Membership Unit. The Membership Units shall be certificated.

ARTICLEV
Management

          5.01 Management. The business and affairs of the Company shall be managed by its Members, Ernest C. Aulls, III and Nathan H. Trombetti. The Managers shall have duties including, but not limited to, direct, manage, control, and elect Officer(s) for the business of the Company to the best of their ability. For any expense or obligation less than ten thousand and no/100 dollars ($10,000.00), each Manager shall have the power to bind the Company without the written consent of another Manager. For any obligation in excess of ten thousand and no/100 dollars ($10,000.00) or to exercise a power set forth in Section 5.3 below, it is sufficient that one Manager has authority to sign any document binding the Company, provided that the exercise of such power is approved by an affirmative vote of the Members holding at least a Majority Capital Interest.

          5.02 Number, Tenure, and Qualifications. The Company shall initially have two Managers. The number of Managers of the Company shall be fixed from time to time by the affirmative vote of Members holding at least a Majority Capital Interest in the Company's capital, but in no instance shall there be less than one Manager. Each Manager shall hold office until the next annual meeting of Members or until a successor shall have been elected and qualified. Managers shall be elected by the affirmative vote of Members holding at least a Majority Capital Interest. Managers need not be residents of the State of Florida or Members of the Company.

          5.03 Certain Powers of Managers. Without limiting the generality of Section 5.01 above, and pursuant to majority consent of the Members, the Managers shall have power and authority, on behalf of the Company:

               a. To acquire property from any Person. The fact that a Manager or a Member is directly or indirectly affiliated or connected with any such Person shall not prohibit the Managers from dealing with that Person;

               b.  To enter into, make and perform contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company;

               c.  To collect funds due to the Company;

               d.  Make elections available to the Company under the IRC.

               e.  To borrow money for the Company from banks, other lending institutions, the Member Managers, Members, or affiliates of the Managers or Members on such terms as the Managers deem appropriate, and in connection therewith, to hypothecate, encumber, and grant security interests in the assets of the Company to secure repayment of the borrowed sums. However, any debts in excess of Ten Thousand and No/Dollars ($10,000.00) that will be secured by one or more assets of the Company shall require an affirmative vote of the Members holding at least a Majority Capital Interest. No debt shall be contracted or liability incurred by or on behalf of the Company except by the Managers, or to the extent permitted under the Florida Act, by agents or employees of the Company expressly authorized to contract such debt or incur such liability by the Members;

               f.  To purchase liability and other insurance to protect the Company's property and business;

               g.  To hold and own any real and/or personal properties in the name of the Company;

               h.  To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper, or other investments;

               i.  Upon the affirmative vote of the Members holding at least a Majority Capital Interest, to transfer or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan so long as that disposition is not in violation of or a cause of a default under any other agreement to which the Company may be bound, provided, however, that the affirmative vote of the Members shall not be required with respect to any sale or disposition of the Company's assets in the ordinary course of the Company's business;

               j.  Unless consent of the Members is required under the provisions this Operating Agreement, to execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; mortgages, or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company;

               k.  To employ from time to time persons, firms or corporations for the operation and management of various aspects of the Company's business, including, without limitation, managing agents, contractors, subcontractors, architects, engineers, laborers, suppliers, accountants and attorneys on such terms and for such compensation as the Managers shall determine, notwithstanding the fact that the Managers or any Member may have a financial interest in such firms or corporations.

               l.  To enter into any and all other agreement on behalf of the Company, with any other Person for any purpose, in such forms as the Managers may approve;

               m. To do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business; and

               n. To elect Officers of the Company.

               Unless authorized to do so by this Operating Agreement or by consent of the Members holding at least a Majority Capital Interest, no attorney-in-fact, employee, or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose.  Unless serving as Manager, no Member shall have any power or authority to bind the Company unless the Member has been authorized by to act as an agent of the Company in accordance with the previous sentence.

          5.04  Liability for Certain Acts.  The Managers shall perform their managerial duties in good faith, in a manner they reasonably believe to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position, would use under similar circumstances.  A Memeer who so performs the duties of a Manager shall not have any liability by reason of being or having been a Manager of the Company.  A manager does not, in any way, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company.  A Manager shall not be liable to the Company or to any Member from the operations of the Company.  A Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking or act by the Manager, including acting on behalf of the Company without the consent of Members holding at least a Majority Capital Interest.

          5.05. Member Managers Have No Exclusive Duty to Company.  The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other investments or activities of the Managers or to the income or proceeds derived therefrom.  The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

          5.06   Bank Accounts.  Upon written consent from  the Members holding at least a Majority Capital Interest, the Managers may from time to time open bank accounts in the name of the Company, and the Manager shall be the sole signatories thereon, unless the Members holding a least a Majority Capital Interest determine otherwise.

          5.07 Indemnity of the Managers, Employees, and other Agents.  To the maximum extent permitted under the Florida Act, the Company shall defend and indemnify the Managers for acts committed in the scope of their duties pursuant to this Operating Agreement and make advances for expenses.  The Company shall indemnify its employees and other agents who are not Managers to the fullest extent permitted by law, provided that the indemnification in any given situation is approved by Members owning a Majority Capital Interest.

          5.08 Resignation. Any Manager of the Company may resign at any time by giving written notice to the Members of the Company. The resignation of any Manager shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. The resignation of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

          5.09 Removal. At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the affirmative vote of Members holding a Majority Capital Interest. The removal of a Manager who is also a Member shall not affect the Manager's rights as a Member and shall not constitute a withdrawal of a Member.

          5.10 Vacancies. Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of the Members holding a Majority Capital Interest.

               a.  Any Manager's position to be filled by reason of an increase in the number of Managers shall be filled by the affirmative vote of the Members holding a Majority Capital Interest at an election at the annual meeting or at a special meeting of Members called for that purpose or by the Members' unanimous written consent.

               b.  A Manager elected to fill a vacancy shall be elected for the unexpired term of the Manager's predecessor in office and shall hold office until the expiration of that term and until the Manager's successor shall be elected and shall qualify or until the Manager's earlier death, resignation, or removal.

               c.  A Manager chosen to fill a position resulting from an increase in the number of Managers shall hold office until the next annual meeting of Members and until the Manager's earlier death, resignation, or removal.

          5.11 Salaries. The salaries and other compensation of the Managers shall be fixed from time to time by an affirmative vote of Members holding at least a Majority Capital Interest, and no Manager shall be prevented from receiving that salary because the Manager is also a Member of the Company.

ARTICLE VI
Rights and Obligations of Members

          6.0 I In General. Unless serving as Manager, the Members shall not be entitled to participate in the day-to-day affairs and management of the Company, in their capacity as Members, but instead, the Members' right to vote or otherwise participate with respect to matters relating to the Company shall be limited to those matters as to which the express terms of the Florida Act, the Articles of Organization or this Operating Agreement vest in the Members the right to so vole or otherwise participate.

          6.02  Actions Requiring Approval of Members.

          a.  Notwithstanding any other provision of this Operating Agreement, the approval of the Members holding a Majority Capital Interest shall be required in order for any of the following actions lo be taken on behalf of the Company;

                    i. Amending the Articles of Organization or Operating Agreement in any manner that materially alters the preferences, privileges or relative rights of the Members.

                    ii. Electing the Managers as provided in Article V hereof.

                    iii. Taking any action which would make it impossible to carry on the ordinary business of the Company.

                    iv.  Confessing a judgment against the Company in excess of $5,000.

                    v.  Filing or consenting to filing a petition for or against the Company under any federal or state bankruptcy, insolvency or reorganization act.

                    vi.  Loaning Company funds in excess of $5,000 or for a term in excess of one year to any member.

                    vii,  Approving the sale or exchange, or other disposition of all, or substantially all of the Company's assets (other than in the ordinary course of Company business) which is to occur as part of a signed transaction or plan.

               b. Unless the express terms of this Operating Agreement specifically provide otherwise, the affirmative vote of the Members holding a Majority Capital Interest shall be necessary and sufficient in order to approve or consent to any of the matters set forth in Section 6.02(a) above or any other matters which require the approval or consent of the Members.

          6.03  Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Florida Act, and other applicable law.

          6.04 Company Debt Liability. A Member will not be personally liable for any debts or losses of the Company beyond the Members' respective Capital Contributions and any obligation of the Members under Section 8.01 or 8.02 below to make Capital Contributions, except as provided in Section 6.08 below or as otherwise required by law.

          6.05  List of Members. Upon written request of any Member, the Managers shall provide a list showing the names, addresses, and Membership Interests and Economic Interests of all Members.

          6.06 Company Books. In accordance with Section 9.09 below, the Managers shall maintain and preserve, during the term of the Company, and for five (5) years thereafter, all accounts, books and other relevant Company documents. Upon reasonable request, each Member and Economic Interest Owner shalt have the right, during ordinary business hours, to inspect and copy those Company documents at the requesting Member's and Economic Interest Owner's expense.

          6.07 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Owner shall have priority over any other Member or Economic Interest Owner, either for the return of Capital Contributions or for Net Profits, Net Losses, or distributions; provided that this section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

          6.08 Liability of a Member to the Company. A Member who rightfully receives the return in whole or in part of its Capital Contribution is nevertheless liable to the Company only to the extent now or hereafter provided by the Florida Act. A Member who receives a distribution from the Company which is either in violation of this Operating Agreement or made when the Company's liabilities exceed Company's assets (after giving effect to the distribution) is liable to the Company for a period of six (6) years after the distribution for the amount of the distribution.

ARTICLE VII
Meetings of Members

          7.01 Annual Meeting. The annual meeting of the Members shall be held on the second Friday of the month of December, or such other day as shall be determined by resolution of the Members, commencing with the year 2014, at such place a time as determined by the Members, for the purpose of the transaction of such business as may come before the meeting.

          7.02 Special Meetings. Special meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Manager or by any Member(s) holding at least IO percent of the Capital Interests.

          7.03 Place of Meetings. The Members may designate any place, either within or outside the State of Florida, as the place of meeting for any meeting of the Menibers. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal office of the Company in the State of Florida.

          7.04 Notice of Meetings. Except as provided in Section 7.05 below, written notice stating the place, day, and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered no fewer than 10 nor more than 25 days before the date of the meeting, either personally or by mail, by or at the direction of the Managers or person calling the meeting, to each Member entitled to vote at the meeting. If mailed, the notice shall be deemed to be delivered two calendar days after being deposited in the United States mail, addressed to the Member at the Member's home address, with postage thereon prepaid.

          7.05 Meeting of All Members. If all of the Members shall meet at any time and place, either within or outside of the State of Florida, and consent to the holding of a meeting at that time and place, the meeting shall be valid without call or notice, and at the meeting lawful action may be taken.

          7.06 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is finalized or the date on which the resolution declaring the distribution is adopted, as the case may be, shall be the record date for the determination of Members. When a determination of Members entitled to vote at any meeting of Members has been as provided in this section, the determination shall apply to any adjournment of the meeting.

          7.07 Quorum. Members holding at least a Majority Capital Interest, represented in person, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any meeting of Members, a majority of the Capital Interests so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of that number of Capital Interests whose absence would cause less than a quorum.

          7.08 Manner of Acting. If a quorum is present, the affirmative vote of Members holding a Majority Interest shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Florida Act, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided in this Operating Agreement or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Capital Interest, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

          If Membership Units stand of record in the name of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entireties, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Member Managers of the Company are given notice to the contrary and are furnished with a copy of the instrument or order appointing one of the record owners to vote the Membership Units on behalf of the other owners, then acts with respect to voting shall have the following effect:

               a.  if only one of the persons votes, then that act binds all;

               b.  if more than one votes, then the act of the majority so voting binds all;

               c.  if more than one votes, but the vote is evenly split on any particular matter, each faction is entitled to vote the Membership Unites in question proportionally; or,

               d.  if an instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest.

          7.09  Voting and Proxies. At all meetings of Members, a Member may vote only in person.  No Member may grant a proxy to any other individual or entity to exercise a Member’s voting power.

          7.10 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by each Member entitled to vote, and delivered to the Managers of the Company for inclusion in the minutes or for filing with the Company records. Action taken under this section is effective when all Members entitled to vote have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent.

          7.11 Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of the notice.

ARTICLE VIII
Contributions to the Company and Capital Accounts

          8.01 Members' Capital Contributions. The Company shall be capitalized by the Members contributing one hundred percent (100%) of the stock interests of Secured Investment Lending Corporation, a Florida corporation; one hundred percent (100%) of the membership units of Secured Trustee Services, LLC, a Florida limited liability company; and one hundred percent (100%) of the membership units of Secured Investment Funding, LLC, a Florida limited liability company, which, in the aggregate, arc valued at Three Hundred Thirty Four Thousand Three Hundred Thirty and No/100 Dollars ($334,330.00). The Members shall not have the right to demand or receive the return of his/her capital contribution except as otherwise expressly provided herein. The term Membership Unit shall also be referred to as "Membership Interest" in this Operating Agreement.

          8.02 Additional Contribution. Each Member shall be required to make such additional Capital Contributions as shall be determined by the Managers from time to time to be reasonably necessary to meet the expenses of the Company. Upon the making of any such determination, the Managers shall give written notice to each Member of the amount of required additional contribution, and each Member shall deliver to the Company its pro rata share thereof (in proportion to the respective Interest of the Member on the date such notice is given) no later than 30 days following the date such notice is given. None of the terms, covenants, obligations or rights contained in this Section 8.02 is or shall be deemed to be for the benefit of any person or entity other than the Members and the Company, and no such third person shall under any circumstances have any right to compel any actions or payments by the Managers and/or the Members.

          8.03 Capital Accounts. Separate Capital Accounts will be maintained for each Member in accordance with the following provisions:

               a.  Each Member’s Capital Account will be increased by:

                    i.  The amount of money contributed by the Member to the Company;

                    ii.  The fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under IRC Section 752);

                    iii.  Allocations to the Member of Net Profits; and

                    iv.  Allocations to the Member of income described in IRC Section 705(a)(1)(B).

               b.  Each Member’s Capital Account will be decreased by:

                    i.  The amount of money distributed to the Member of the Company;

                    ii.  The fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under IRC Section 752);

                    iii.  Allocations to the Member of expenditures described in IRC Section 705(a)(2)(B); and

                    iv.  Allocations to the account of the Member of Company losses and deductions as set forth in the relevant Treasury Regulations, taking into account adjustments to reflect book value.

               c. In the event of a permitted sale or exchange of Membership Interest or an Economic Interest in the Company, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Membership Interest or Economic Interest in accordance with Treas. Reg. Section 1. 704-1 (b)(2)(iv).

               d. The manner in which Capital Accounts arc to be maintained pursuant to this Section 8.03 is intended to comply with the requirements of IRC Section 704(b) and the Treasury Regulations promulgated thereunder. If in the opinion of the Company's accountants the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 8.03 should be modified to comply with IRC Section 704(b) and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 8.03, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

               e.  Upon liquidation of the Company ( or any Member's Membership Interest or Economic Interest Owner's Economic Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members and Economic Interest Owners, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid within 60 days of the end of the taxable year (or, if later, within 120 days after the date of the liquidation). The Company may offset damages for breach of this Operating Agreement by a Member or Economic Interest Owner whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to the Member.

               f.  Except as otherwise required in the Florida Act (and subject to Sections 8.01 and 8.02 above), no Member or Economic Interest Owner shall have any liability to restore all or any portion of a deficit balance in the Member's or Economic Interest Owner's Capital Account.

          8.04 Withdrawal or Reduction of Members' Contributions to Capital. A Member shall not receive out of the Company's property any part of its Capital Contribution with all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them. A Member, irrespective of the nature of Member's Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

ARTICLE IX
Allocations, Income Tax, Distributions. Elections. and Reports

          9.01 Allocations of Profits and Losses from Operations. Except as otherwise provided in Section 9.02(f) hereot: all items of income, gain, loss, deduction and credit, whether resulting from the Company's operations or in connection with its dissolution, shall be allocated to the Members for federal, state and local income tax purposes in proportion to their respective Membership Interests.

          9.02  Special Allocations to Capital Accounts. No allocations of loss, deduction, and/or expenditures dexcribed in IRC Section 705(a)(2)(B) shall be charged to the Capital Accounts of any Member expenditures if such described allocation in IRC would Section cause such 705(a)(2)(B) Member to shall have be a charged Deficit to Capital the Account. The amount of  the loss, deduction, and/or IRC Section 705(a)(2)(B) expenditure which would have caused a Member to have a Deficit Capital Account shall instead be charged to the Capital Account of any Members which would not have a Deficit Capital Account as a result of the allocation, in proportion to their respective Capital Contributions, or, if no such Members exist, then to the Members in accordance with their interests in Company profits pursuant to Section 9.01 above.

               a. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. Section l.704-l(b)(2)(ii)(d)(4), (5), or (6), which create or increase a Deficit Capital Account of the Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially credited to the Capital Account of the Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the intent that this Section 9.02(a) be interpreted to comply with the alternate test for economic effect set forth in Treas. Reg. Section 1. 704-1 (b)(2)(ii)( d).

               b. If any Member would have a Deficit Capital Account at the end of any Company taxable year which is in excess of the sum of any amount that the Member is obligated to restore to the Company under Treas. Reg. Section 1.704-l(b)(2)(ii)(c) and the Member's share of minimum gain as defined in Treas. Reg. Section l.704-2(g)(l) (which is also treated as an obligation to restore in accordance with Treas. Reg. Section I. 704-1 (b )(2)(ii)( d)), the Capital Account of the Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of the excess as quickly as possible.

               c. Notwithstanding any other provision of this Section 9 .02, if there is a net decrease in the Company's minimum gain as defined in Treas. Reg. Section l. 704-2( d) during a taxable year of the Company, the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that Member's share of the net decrease in Company minimum gain. This Section 9.02(c) is intended to comply with the minimum gain chargeback requirement of Treas. Reg. Section 1.704-2 and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company minimum gain, if the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Managers may in their discretion (and shall, if requested to do so by a Member) seek to have the IRS waive the minimum gain chargeback requirement in accordance with Treas. Reg. Section l.704-2(t)(4).

               d. Items of Company loss, deduction, and expenditures described in IRC Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under Treas. Reg. Section I. 704-Z(i) shall be allocated to the Member's Capital Accounts in accordance with said Treas. Reg. Section 1. 704-2(i).

               e.  Beginning in the first taxable year in which there are allocations of "nonrecoursc deductions" (as described in Treas. Reg. Section l.704-2(b)) those deductions shall be allocated to the Members in accordance with, and as part of, the allocations of Company profit or loss for that period.

               f. In accordance with IRC Section 704(c)(l)(A) and Treas. Reg. Section l.704-l(b)(2)(i), (iv), if a member contributes property with a fair market value that differs from its adjusted basis at the time of contribution, income, gain, loss, and deductions for the property shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company and its fair market value at the time of contribution.

               g. Pursuant to IRC Section 704(c)(l)(B), if any contributed property is distributed by the Company other than to the contributing Member within five years of being contributed, then, except as provided in IRC Section 704( c )(2), the contributing Member shall be treated as recognizing gain or loss from the sale of the property in an amount equal to the gain or loss that would have been allocated to the Member under IRC Section 704(c)(l)(A) if the property had been sold at its fair market value at the time of the distribution.

               h. In the case of any distribution by the Company to a Member or Economic Interest Owner, the Member or Economic Interest Owner shall be treated as recognizing gain in an amount equal to the lesser of:
                    i. The excess (if any) of the fair market value of the property (other than money) received in the distribution over the adjusted basis of the Member's Membership Interest or Economic Interest Owner's Economic Interest in the Company immediately before the distribution reduced (but not below zero) by the amount of money received in the distribution; or

                    ii. The Net Precontribution Gain (as defined in IRC Section 737(b)) of the Member or Economic Interest Owner. The Net Precontribution Gain means the net gain (if any) which would have been recognized by the distributee Member or Economic Interest Owner under IRC Section 704(c)(l)(B) of all property which had been contributed to the Company within five years of the distribution, and is held by the Company immediately before the distribution, had been distributed by the Company. to another Member, or Economic Interest Owner. If any portion of the property distributed consists of property which had been contributed by the distributee Member or Economic Interest Owner to the Company, then the property shall not be taken into account under this Section 9.02(i) and shall not be taken into account in determining the amount of the Net Precontribution Gain. If the property distributed consists of an interest in an entity, the preceding sentence shall not apply to the extent that the value of the interest is attributable to the property contributed to the entity after such interest had been contributed to the Company.

               i. In connection with a Capital Contribution of money or other property ( other than a de minimis amount) by a new or existing Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, or in connection with the liquidation of the Company or a distribution of money or other property ( other than a de minimis amount) by the Company to a retiring Member or Economic Interest Owner as consideration for an Economic Interest or Membership Interest, the Capital Accounts of the Members shall be adjusted to reflect a revaluation of Company property (including intangible assets) in accordance with Treas. Reg. Section l.704-l(b)(2)(iv)(f). If under Treas. Reg. Section l.704-l(b)(2)(iv)(f), Company property that has been revalued is properly reflected in the Capital Accounts and on the books of the Company at a book value that differs from the adjusted tax basis of the property, then depreciation, depletion, amortization and gain or loss with respect to such property shall be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of such property and its book value, in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members' shares of tax items under IRC Section 704(c).

               j. All recapture of income tax deductions resulting from sale or disposition of Company property  shall be allocated to the Member or Members to whom the deduction that gave rise to the recapture was allocated hereunder to the extent that the Member is allocated any gain from the sale or other disposition of the property.

               k. Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9 .02 (b),  (c), and/or (d), shall be taken into account in computing subsequent allocations of profits and losses pursuant to Section 9.01 above, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.01 and 9 .02 shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.02(b), (c), and/or (d), had not occurred.

          9.03 Distributions. All distributions of cash or other property shall be made to the Member(s) pro rata in proportion to the respective interests of the Member(s) on the record date of the distribution. Except as provided in Section 9 .02, all distributions of Cash Flow and property shall be made at such time as determined by the Managers.

          9 .04 Limitation Upon Distributions. No distribution shall be declared and paid unless, after distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their contributions.

          9 .05 Accounting Principles. The profits and losses of the Company shall be determined in accordance with General Accepted Accounting Principles applied on a consistent basis using the cash method of accounting. It is intended that the Company will elect those accounting methods that provide the Company with the greatest tax benefits.

          9 .06 Interest on and return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for in this Operating Agreement.

          9.07 Loans to Company. If the Company has insufficient funds to meet its obligations as they come due and to carry out its routine, day-to-day affairs, then, in lieu of obtaining required funds from third parties or transferring its assets to provide required funds, the Company may, but shall not be required to, borrow necessary funds from one or more of the Members as designated by the Mangers; provided that the terms of such borrowing shall be commercially reasonable and the Company shall not pledge its assets to secure such borrowing.

          9.08  Accounting Period.  The Company’s accounting period shall be the calendar year.

          9.09  Records, Audits, Reports.  At the expense of the Company, the Mangers shall maintain records and accounts of all operations and expenditures of the Company. At the minimum the Company shall keep at its principal place of business the following records:
a.  A current list of the full name and last known business, residence, or mailing address of each Member, Economic Interest Owner, and Managers, both past and present;

               b.  A copy of the Articles of Organization of the Company and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed:

               c.  Copies of the Company’s federal, state and local income tax returns and reports, if any, for the four most recent years;

               d.  Copies of the Company’s currently effective written Operating Agreement, copies of any writings permitted or required with respect to a Member’s obligation to contribute cash, property, or services, and copies of any financial statements of the Company for the three most recent years;

               e.  Minutes of every annual meeting, special meeting, and court-ordered meeting;

               f.  Any written consents obtained from Members for actions taken by Members without a meeting.

          9.10  Returns and Other Elections.  The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the IRC and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business.  Copies of those returns, or pertinent information from the returns, shall be furnished to the Members within a reasonable time after the end of the Company’s fiscal year.  All elections permitted to be made by the Company under federal or state laws shall be made by the Managers in their sole discretion, provided that the Managers shall make tax election requested by a Member or Members owning a Majority Capital Interest.

ARTICLE X
Transferability

          10.01  General.  Except as otherwise specifically provided in this Operating Agreement, a Member or an Economic Interest Owner shall not have the right to:

               a.  Sell, assign, pledge, hypothecate, transfer, encumber, exchange or otherwise transfer for consideration, collectively, (“transfer”) all or any part of its Membership Interest or Economic Interest; or

               b.  Gift, bequeath, devise, or otherwise transfer for no consideration (whether or not by operation of law, except in the case of bankruptcy) (“gift”) all or part of its Membership Interest or Economic Interest.

          10.02  Right of First Refusal.  If a Transferring Member desires to transfer all or any portion of its Membership Interest in the Company to a third-party purchaser, the Tranferring Member shall obtain from such third-party purchaser a bona fide written offer to purchase the interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefor.  If the transference shall be for consideration other than cash, then the Transferring Member’s Interest shall be determined to be that Member’s pro rata share of the book value of the Company.  The Transferring Member shall give written notification to the remaining Members, by certified mail, personal delivery or electronic mail, of its intention to so transfer the interest, furnishing to the remaining Members a copy of the aforesaid written offer to purchase the interest.

               a.  The remaining Members, and each of them shall, on a basis pro rata to their Capital Interest or on a basis pro rata to the Capital Interests of those remaining Members exercising their right of first refusal, have the right to exercise a right of first refusal to purchase all (but not less than all) of the interest proposed to be transferred by the Transferring Member upon the same terms and conditions as stated in the aforesaid written offer to purchase by giving written notification to the Transferring Member, by certified mail or personal delivery, of their intention to do so within thirty (30) days after receiving written notice from the Transferring Member.  The failure of all the remaining Members (or any one or more of them) to so notify the Transferring Member of their desire to exercise this right of first refusal within said thirty (30)day period shall result in the termination of the right of first refusal and the Transferring Member shall be entitled to consummate the transfer of its interest in the Company, or such portion of its interest, if any, with respect to which the right of first refusal has not been exercised, to the third-party purchaser.

               b.  If the remaining Members (or anyone or more of the remaining Members) give written notice to the Transferring Member of their desire to exercise this right of first refusal and to purchase of the  Transferring Member’s interest in the Company that the Transferring Member desires to transfer upon the same terms and conditions as are stated in the aforesaid written offer to purchase, or if no offer, the value as determined in Section 10.2 of this Operating Agreement, the remaining Members shall have the right to designate the time, date, and place of closing, provided that the date of closing shall be within (30) days after receipt of written notification from the Transferring Member of the third=party offer to purchase.

               c.  In the event of either a transfer by the Transferring Member to a third-party or the gift of an interest in the Company (including an Economic Interest), as a condition to recognizing the effectiveness and/or binding nature of any such transfer or gift and (subject to Section 10.04 below) the substation of a new Member as against the Company or otherwise, the remaining Members may require the Transferring Member or Gifting Member and the proposed purchaser, done or successor-in-interest, as the case may be, to execute, acknowledge, and deliver to the remaining Members such instruments of transfer, assignment, assumption, and other certificates, representations, and documents, and to perform all other acts that the remaining Members may deem necessary or desirable to:

                    i.  Constitute such purchaser, done, or successor-in-interest as a Member and confirm same.

                    ii.  Confirm that the person desiring to acquire an interest or interests in the Company, or to be admitted as a Member has accepted, assumed, and agreed to be subject and bound by all of the terms, obligations, and conditions of the Operating Agreement, as the same may have been further amended (whether such Person is to be admitted as a new Member or will merely be an Economic Interest Owner);

                    iii.  Preserve the Company after the completion of such transfer, assignment, or substitution under the laws of such jurisdiction in which the Company is qualified, organized, or does business;

                    iv.  Maintain the status of the Company as a partnership for federal tax purposes; and

                    v.  Assure compliance with any applicable state and federal laws including securities laws and regulations.

               d.  Any transfer or gift of a Membership Interest or Economic Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members’ consent thereto was given.  The Transferring Member agrees, upon request of the remaining Members, to execute such certificates or other documents and perform such others acts as may be reasonably requested by the remaining Members from time to time in connection with such transfer, assignment, or substitution.   The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense (including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly from any transfer or purported transfer in violation of this Article X.

          10.03  Valuation of Membership Interest. The value of a Member’s Membership Interest shall be the simple book value defined as the Member’s pro-rate share of all the Membership Interests of the Company multiplied by net equity in the Company.  For purposes of this section only, net equity shall mean the net assets minus net liabilities of the Company.

          10.04  Transferee Not Member in Absence of Unanimous Consent.  Notwithstanding anything contained in this Operating Agreement to the contrary (including, without limitation, Section 10.02 above), if all of the remaining Members do not approve by unanimous written consent the proposed transfer or gift of the Transferring or Gifting Member’s Membership Interest or Economic Interest to a transferee, donee, assignee, etc. that is not a Member immediately before the transfer or gift, the proposed transferee or donee shall have no right to participate in the management of the business and affairs of the Company or to become a Member.  The transferee or done shall be an Economic Interest Owner.  No transfer of a Member’s interest in the Company (including any transfer of the Economic Interest or any other transfer that has not been approved by unanimous written consent of the Members) shall be effective unless and until written notice (including the name and address of the proposed transferee or done and the date of such transfer) has been provided to the Company and the nontransferring Member(s).

               a.  Upon and contemporaneously with any transfer or gift of a Transferring or Gifting Member’s Economic Interest in the Company that does not at the same time transfer the balance of the rights associated with the Membership Interest of the Transferring or Gifting Member (including, without limitation, the rights of the Transferring or Gifting Member to participate in the management of the business and affairs of the Company), the Company shall purchase from the Transferring or Gifting Member, and the Transferring or Gifting Member shall transfer to the Company, for a purchase price of $100.00, all remaining Membership Interest retained by the Transferring Member that immediately before the sale or gift were associated with the transferred Economic Interest.

               b.  The restrictions on transfer contained in this Section 10.04 are intended to comply (and shall be interpreted consistently) with the restrictions on transfer set forth in the Florida Act.
          10.05  Gift to Trust.  Notwithstanding any other provision in this Operating Agreement to the contrary, a Member may transfer the Member’s Membership Interest or Economic Interest to a revocable trust in which the Member is the Grantor and such trust shall individually become a Member of the Company.

          10.06  Transfer on Death.  Notwithstanding any other provision contained herein, upon the death of any Member, such Member’s voting Membership Interest shall automatically revert to the Company and the Economic Interest owned by the Member, including the deceased Member’s capital Account, shall transfer to the estate of the deceased Member.  If Membership Units stand of record in the name of two or more persons as joint tenants with right of survivorship or tenants by the entireties, then this provision shall become effective only upon the death of the survivor.

ARTICLE XI
Additional Members

          11.01 Admission to Membership.  From the date of the formation of the Company, any Person or Entity acceptable to the Members by their unanimous vote may become a Member in this Company either by the issuance by the Company of Membership Interest for such consideration as the Members by their unanimous votes shall determine, or as a transferee of a Member’s Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement.

          11.02  Financial Adjustments.  No new Members shall be entitled to any retroactive allocation of losses, income, or expense deductions incurred by the Company.  The Managers may, at their option, at the time a Member is admitted, close the Company boos (as though the Company’s tax year had ended) or make pro rata allocations of loss, income, and expense deductions to a new Member for that portion of the Company’s tax year in which a Member was admitted in accordance with the provisions of IRC Section 706(d) and the Treasury Regulations promulgated thereunder.

ARTICLE XII
Dissolution, Termination, and Expulsion

          12.01 Dissolution

               a.  The Company shall be dissolved upon the occurrence of any of the following events:

                    i.  When the period fixed for the duration of the Company shall expire pursuant to Section 2.05 above;

                    ii.  By unanimous written agreement of all Members; or,

                    iii.  Upon the death, retirement, resignations, expulsion, bankruptcy, or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company (a “Withdrawal Event”), unless the business of the Company is continued by the consent of the remaining Member(s) holding a Majority Capital Interest (without including the Member over which the dissolution was triggered) within 90 days after the Withdrawal Event and there is a least one remaining Member.

               b.  Each of the Members hereby agree that within the 60 days after the occurrence of a Withdrawal Event other than the death, retirement, resignation, expulsion, or bankruptcy (and provided that there are then at least two remaining Members of the Company) they will promptly consent, in writing, to continue the business of the Company.

          Each of the Members further agree to promptly consent, in writing, to continue the business of the Company upon a transfer or gift of either: (i) a Member’s entire Economic Interest, the transfer or gift of which all of the remaining do not consent with 45 days after the occurrence of such; or, (ii) a Member’s entire Membership Interest, the transfer or gift of which all the remaining Members do not consent within 45 days after the occurrence of such.
The written consents shall be mailed, hand delivered or sent via electronic mail to the home address or email address of the Member, no later than 80 days after each Withdrawal Event or transfer by a Member of his entire Economic Interest or Membership Interest.  The sole remedy for breach of a Member’s obligation to consent to continue the business of the Company under this section shall be money damages (and not specific performance).

               c.  Notwithstanding anything to the contrary in this Operating Agreement, if Members holding a Majority Capital Interest in the Company vote to dissolve the Company at a meeting held pursuant to Article VII, then all of the Members shall agree in writing to dissolve the Company as soon as possible (but in any event not more than 10 days) thereafter.

               d.  As soon as possible following the occurrence of any of the events specified in this Section 12.01 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such a form as shall be prescribed by the Florida Secretary of State and file same with the Florida Secretary of State’s office.

               e.  If a Member who is an individual dies or a court of competent jurisdiction adjudges Member to be incompetent to manage the Member’s person or property, the Member’s executor, administrator, guardian, conservator, or other legal representative may exercise all of the Member’s rights for the purpose of settling the Member’s estate or administering Member’s property.

               f.  Except as expressly permitted in this Operating Agreement, a Member shall not voluntarily resign or take any other voluntary action that directly causes a Withdrawal Event.  Unless otherwise approved by a vote of the Members owning a Majority Interest, a Member who resigns (a “Resigning Member”), or whose Membership Interest is otherwise terminated by virtue of a Withdrawal Event, regardless of whether the Withdrawal Event was the result of a voluntary act by the Member, shall not be entitled to receive any distributions to which the Member would not have been entitled had the Member remained a Member.  Except as otherwise expressly provided in this Operating Agreement, a Resigning Member shall become an Economic Interest Owner.  Damages for breach of this Section 12.01 (f) shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which the Resigning Member would otherwise be entitled.

          12.02  Expulsion.  If a Member engages in any illegal activity involving the Company in any way, including, but not limited to, embezzlement, fraud, deceit and tax evasion, that Member (“Expelled Member”) shall be expelled from the Company and the Expelled Member’s Membership Interest shall be purchased and distributed, pro rata, by the remaining Members of the Company.  The Expelled Member’s Membership Interest shall be valued at the Expelled Member’s share of the book value of the Company.  At the election of the remaining Members, any amounts required to be paid to the Expelled Member may be deposited into, and help for a period not to exceed nine (9) months from the date of purchase in, and escrow account while the remaining Members and/or Managers investigate the Expelled Member’s conduct in order to determine the rights of the Company and/or Members against the Expelled Member and whether to pursue any or all civil remedies against the Expelled Member.

          12.03  Effect of Filing of Dissolving Statement.  Upon the filing by the Florida Secretary of State of a statement of intent to dissolve, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of dissolution has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

          12.04  Winding Up, Liquidation, and Distribution of Assets.  Upon dissolution, an accounting shall be made by the Company’s independent accountants of the Company’s books, records, assets, liabilities, and operations from the date of the last previous accounting until the date of dissolution.  The Managers shall immediately proceed to wind up the affairs of the Company.

          If the Company is dissolved and its affairs are to be wound up, the Managers shall:

               a.  Sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Manager(s) may determine, or are required to under the terms of this Operating Agreement, to distribute any assets to the Members in kind);

               b.  Allocate any profit or loss resulting from such sales to the Members’ and Economic Interest Owners’ Capital Accounts in accordance with Article IX above;

               c.  Discharge liabilities of the Company, including liabilities to Members and Economic Interest Owners who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Owners for distributions, and establish such Reserves as may be reasonably necessary to provide for contingencies or liabilities of the Company (for purposes of determining the Capital Accounts of the Members and Economic Interest Owner, the amounts of such Reserves shall be deemed to be an expense of the Company);

               d.  Distribute the remaining assets in the following order:

                    i.  If any assets of the Company are to be distributed in kind, the net fair market value of those assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members.  Those assets shall be deemed to have been sold or transferred as of the date of dissolution for their fair market value, and the Capital Accounts of the Members and Economic Interest Owners shall be adjusted pursuant to the provisions of Article IX and Section 8.03 of this Operating Agreement to reflect such deemed sale.

                    ii.  The positive balance (if any) of each Member’s and Economic Interest Owners’ Capital Account (as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs) shall be distributed to the Members, either in cash or kind, as determined by the Managers, with any assets distributed in kind being valued for this purpose at their fair market value as determined pursuant to Section 12.03 (b)(i).  Any such distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements set forth in Treas. Reg. Section 1.704-1(b)(2)(ii)(b)(2).

               e.  Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g), if any Member has a Deficit Capital Account (after gifting effect to all contributions, distributions, allocations, and other Capital Account adjustments for all taxable years, including the year during which such liquidations occurs), the Member shall have no obligation to make any Capital Contribution, and the negative balance of the Member’s Capital Account shall not be considered a debt owed by the Member to the Company or to any other Person for any purpose whatsoever.

               f.  Upon completion of the winding up, liquidation, and distribution of the assets, the Company shall be deemed terminated.

               g.  The managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

          12.05  Articles of Dissolution.  When all debts, liabilities, and obligations have been paid and discharged, or adequate provisions have been made therefor, and all of the remaining property and assets have been distributed to the Members, Articles of Dissolution setting forth the information required by the Florida Act shall be executed in duplicate and verified by the person signing the Articles.  Duplicate originals of the Articles of Dissolution shall be delivered to the Florida Secretary of State.

          12.06  Certificate of Dissolution.  Upon the issuance of the Certificate of Dissolution, the existence of the Company shall cease, except for the purpose of suits, other proceedings, and appropriate action as provided in the Florida Act.  The Managers shall have authority to distribute any Company property discovered after dissolution, transfer real estate, and take such other actions as may be necessary on behalf of and in the name of the Company.

          12.07  Return of Contribution Nonrecourse to Other Members.  Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its Capital Contribution.  If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of one or more Members, the Members shall have no recourse against any other Member.

ARTICLE XIII
Deadlock

          13.01  Mediation.  Should deadlock, dispute, or controversy arise among the Members and/or Managers of the Company in regard to matters of management or Company policy or to matters related to the provisions of this Operating Agreement, then the Members hereby agree to first mediate the matter and for each Member to bear costs of mediation equally.  Prior to mediation, status quo shall apply with respect to the management and operation of the Company.

          13.02  Determination of Scope and Applicability by Mediator.  Should the Members or Managers be unable to agree as to the scope of this provision or the application of this provision to the deadlock, dispute or controversy at issue, the scope and applicability of this provision shall be determined by the mediator.

          13.03  Selection of Mediator by Members.  The mediator shall be selected by the Members upon unanimous vote.  In the event the Members are unable to decide on a mediator, then the mediator shall be selected upon unanimous vote of the Managers.

          13.04  Attorneys’ Fees and Costs.  If any Member or Manager fails to mediate prior to initiating litigation, then such Member or Manager shall be obligated to pay the attorneys’ fees of the other party(ies) regardless of the outcome of the litigation.

          13.05  Failure to Resolve through Mediation.  After mediation, should matters in controversy continue to arise, the mediator shall determine when mediation shall no longer reasonable resolve the deadlock, dispute or controversy.  Upon the making of such a determination by the mediator, the Objecting Member shall offer for sale, first to the Company and then to the remaining Members that Member’s Membership Interest in the Company upon the terms of sale and methods of valuation of any buy and sell or option-purchase agreement to which the Members and the Company shall then be a party.  Should there be no valid agreement then in effect, then either party may proceed with litigation to resolve the matter.

          13.06  Option to Purchase.  The Company and the remaining Members shall each have sixty (60) days to exercise their option under Section 13.04.  Should the Company or remaining Members refuse to exercise their option to purchase the Membership Interest of the objecting Member(s), the Members, upon the written demand of the Objecting Member, shall unanimously vote to voluntarily dissolve the company.  Should a member refuse to vote his interest in this matter, the arbitrator may obtain an injunction from a court with jurisdiction to direct the members to so vote.

ARTICLE XIV
Miscellaneous Provisions

          14.01  Amendments.  This Operating Agreement may be amended only with the written approval of all the Members.

          14.02  Application of State Law.  This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Florida, specifically the Florida Act.

          14.03  Books of Accounts and Records.  Proper and complete records and books of account shall be kept, or shall be caused to be kept, by the Managers on which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company.  The books and records shall be maintained as provided in Section 9.10 above.  The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members, Economic Interest Owners, or their duly authorized representatives during reasonable business hours.

          14.04  Construction.  Where appropriate to the construction hereof, the singular and plural number, and the masculine, feminine and neuter gender, shall be interchangeable.

          14.05  Counterparts.  This Operating Agreements may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

          14.06  Creditors.  None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

          14.07  Entire Agreement.  This Operating Agreement sets forth the entire understanding of the parties.

          14.08  Execution of Additional Instruments.  Each Member hereby agrees to execute such other and further statements of membership Interest, designations, powers of attorney, and other instruments necessary to comply with any laws, rules or regulations, and this Operating Agreement.

          14.09  Headings.  The Headings in this Operating Agreement are for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Operating Agreement or any of its provisions.

          14.10  Heirs, Successors, and Assigns.  Each and all of the covenants, terms, provisions, and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns.

          14.11  Investment Representations.  The parties to this Operating Agreement agree as follows with respect to investment representation:

               a.  The undersigned Members and Economic Interest Owners, if any, understand:

                    i.  That the Membership Interests and Economic Interests evidenced by this Operating Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. Section 15b et seq., the Florida Securities Act or any other state securities law (the "Securities Acts") because the Company is issuing these Membership Interests and Economic Interests in reliance upon the exemptions from the registrations requirement of the Securities Acts providing for issuance of securities not involving a public offering;

                    ii.  That the Company has relied upon the fact that the Membership Interests and Economic Interests are to be held by each Member for investment; and,

                    iii.  That exemption from registration under the Securities Acts would not be available if the Membership Interests and Economic Interests were acquired by a Member with a view to distribution.

               b.  Accordingly, each Member and Economic Interest Owner hereby confirms to the Company that the Member and Economic Interest Owners is acquiring the Membership Interests and Economic Interests for the Member's and Economic Interest Owner's own account, for investment and not with a view to the resale or distribution.

                    i.  Each Member and Economic Interest Owner agrees not to transfer, sell, or offer for sale or transfer any portion of the Membership Interests or Economic Interests unless there is an effective registration or other qualification relating thereto under the securities Act of 1933 and under any applicable state securities laws or unless the holder of Membership Interests or Economic Interests delivers to the Company an opinion of counsel satisfactory to the Company, that the registration or other qualification under the Securities Act of 1933 and applicable state securities laws is not required in connection with the transfer, offer, or sale.

                    ii.  Each Member and Economic Interest Owner understands that the Company is under no obligation to register the Membership Interests or Economic Interests  or to assist the Member or Economic Interest Owner in complying with any exemption from registration under the Acts if the Member or Economic Interest Owner should at a later date wish to dispose of the Membership Interest or Economic Interest.

                    iii.  Furthermore, each Member realizes that the Membership Interests and Economic Interests are unlikely to qualify for disposition under Rule 144, 17 C.F.R., Section 230.144 (1992), of the Securities and Exchange Commission unless the Member is not an "affiliate" of the Company and the Membership Interest or Economic Interest has been beneficially owned and fully paid for by the Member or Economic Interest Owner for at least three years.

               c.  Before acquiring the Membership Interests and Economic Interests, each Member and Economics Interest Owner has investigated the Company and its business and has had made available to each Member and Economic Interest Owner all information necessary for the Member or Economic Owner to make an informed decision to acquire the Membership Interest or Economic Interest.  Each Member and Economic Interest Owner considers itself to be a person possessing experience and sophistication as an investor adequate for the evacuation of the merits and risks of the Member's or Economic Interest Owner's investment in the Membership Interest or Economic Interest.

           14.12  No Third Party Rights.  This Operating Agreement is for the sole and exclusive benefit of the Company, its Members and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors, and assigns, and its Managers.  No other Person or Entity (including any creditors of the Company or the Members) shall under any circumstances be deemed to be a beneficiary of any of the rights, terms, and provisions of this Operating Agreement.

          14.13  Notices.  Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and or Company's address, as appropriate, which is set forth in this Operating Agreement.  Except as otherwise provided in this Operating Agreement, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

          14.14  Obligations and Rights of Transferees.  Any person who acquires in any manner whatsoever any Membership Unit in the Company, irrespective of whether such person has accepted and assumed in writing the terms and provisions of this Operating Agreement, shall be deemed by the acceptance of the benefit of the acquisition thereof to have agreed to be subject to, and to be bound by, all the obligations of this Operating Agreement with the same force and effect as any predecessor in interest of such person.  Such assignee shall, immediately upon the assignment of the Membership Unit(s), be a Member of the Company.

          14.15  Rights and Remedies Cumulative.  The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statue, ordinance, or otherwise.

          14.16  Rule against Perpetuities. The parties to this Operating Agreement intend that the Rule against Perpetuities (and any similar rule of law) not apply to any provisions of this Operating Agreement.  However, notwithstanding anything to the contrary in this Operating Agreement, if any provision in this Operating Agreement would in invalid or unenforceable because of the Rule Against Perpetuities or any similar rule of law but for this Section 14.17, the parties to this Operating Agreement hereby agree that any future interest which is created pursuant to said provision shall cease if it is not vested within 21 years after the death of the survivor of the group composed of (all who are currently Members) and their issue who are living on the date of this Operating Agreement and their issue, if any, who are living on the effective date of this Operating Agreement.

          14.17  Severability.  If any provision of this Operating Agreement, or its application to any person or circumstance, shall be invalid, illegal, or unenforceable to any extent, the remainder of this Operating Agreement and its application shall not be affected and shall be enforceable to the fullest extent permitted by law.

          14.18  Tax Elections.  If the Manager, having been advised by the Company's accountant, elects to have the Company be treated as an S Corporation for federal income tax purposes, then the Member and Manager shall take no actions that will cause such election to terminate.  This Operating Agreement shall be amended to be consistent with any such election, and the Members agree to execute such amendments.  In the event that a tax election involuntarily terminates, then the Member and Manager must take such action as necessary to remedy any involuntary termination.

          14.19  Venue.  Any litigation arising out of or related to this Operating Agreement shall be brought in, and the exclusive venue for such action shall be, the Circuit Court of Seminole County, Florida.

          14.20  Waivers.  The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

          14.21  Waiver of Action for Participation.  Each Member and Economic Interest Owner irrevocably waives during the terms of the Company any right that it may have to maintain any action for participation with respect to the property of the Company.